Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

●	4Q22 EPS of $2.10
●	Full Year 2022 EPS of $27.07
●	Full Year 2022 Net Income and EBITDA of $1,063.9 million and $1,526.2 million, respectively
●	Year-over-year decrease in 4Q22 consolidated operating income driven primarily by lower contribution from China service
●	Repurchased approximately 1.5 million shares and 5.0 million shares in 4Q22 and full year 2022, respectively

HONOLULU, Hawaii (February 21, 2023) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $78.0 million, or $2.10 per diluted share, for the quarter ended December 31, 2022. Net income for the quarter ended December 31, 2021 was $394.5 million, or $9.39 per diluted share. Consolidated revenue for the fourth quarter 2022 was $801.6 million compared with $1,267.0 million for the fourth quarter 2021.

“Matson’s Ocean Transportation and Logistics business segments performed well in a difficult business environment, and we ended the year in a solid financial position with low leverage and over half of our new vessel program funded while returning $445 million in cash to shareholders through dividends and share repurchases,” said Chairman and Chief Executive Officer Matt Cox. “For the quarter within Ocean Transportation, our China service achieved lower year-over-year volume and freight rates which contributed to the decline in our consolidated operating income. As we mentioned on our November earnings call, we expected the fourth quarter of 2022 and first quarter of 2023 to be challenging in the Transpacific tradelane as retailers’ inventories adjust to consumer demand levels and as ocean liners reduce vessel capacity to meet lower demand levels. Currently in the Transpacific marketplace, business conditions remain challenging as retailers continue to right-size inventories amid weakening consumer demand, increasing interest rates and economic uncertainty. As such, we expect our CLX and CLX+ services in the first quarter and first half of the year to reflect freight demand levels below normalized conditions with lower year-over-year volumes and a lower rate environment. Absent an economic ‘hard landing’ in the U.S., we expect improved trade dynamics in the second half of 2023 as the Transpacific marketplace transitions to a more normalized level of demand. Regardless of the economic environment, we operate the two fastest and most reliable ocean services and, as a result, we expect to continue to earn a significant rate premium to the Shanghai Containerized Freight Index.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw lower year-over-year volumes in Hawaii, Alaska and Guam compared to the year ago period. The year-over-year decline in Hawaii volume was primarily due to lower retail- and hospitality-related demand compared to elevated pandemic levels in the year ago period. In Logistics, operating income decreased year-over-year primarily due to a lower contribution from supply chain management consistent with lower demand in the Transpacific tradelane.”

“We expect Matson’s financial performance in the first quarter of 2023 to be the weakest of the year as normal seasonality returns to our domestic tradelanes and Logistics and our China service experiences freight demand levels below normalized conditions,” said Mr. Cox. “In the near-term, we expect continued economic growth in Hawaii,

Alaska and Guam to be supportive of freight demand. On the capital allocation front, we will continue to be disciplined in our approach. After funding our dividend, supporting our operations with maintenance capital, and investing in organic and inorganic growth opportunities while maintaining an investment grade balance sheet, we remain committed to the return of excess capital to shareholders.”

Fourth Quarter 2022 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the fourth quarter 2022 was 13.0 percent lower year-over-year. The decrease was primarily due to (i) lower retail- and hospitality-related demand compared to elevated pandemic levels in the year ago period and (ii) one less week. During the quarter, the Company saw retail customers continue to manage inventories to weaker consumer demand levels despite continued improvement in the Hawaii economy supported by a low unemployment rate and relatively strong tourist arrivals, including a modest improvement in international tourist trends. In the near-term, Matson expects economic growth in Hawaii supported by continued strength in tourism and a low unemployment rate, but there are negative trends as a result of higher inflation, higher interest rates and the end of the pandemic-era stimulus helping personal income that creates uncertainty in the economic growth trajectory.

In China, the Company’s container volume in the fourth quarter 2022 decreased 47.2 percent year-over-year. The decrease was primarily due to (i) lower demand for the CLX and CLX+ services, (ii) the discontinuation of the CCX service in the third quarter 2022 and (iii) one less week. Matson continued to realize a significant rate premium over the Shanghai Containerized Freight Index (“SCFI”) in the fourth quarter 2022 but achieved average freight rates that were lower than in the year ago period. Currently in the Transpacific marketplace, business conditions remain challenging as retailers continue to right-size inventories amid weakening consumer demand, increasing interest rates and economic uncertainty. As such, the Company expects its CLX and CLX+ services in the first quarter and first half of the year to reflect freight demand levels below normalized conditions with lower year-over-year volumes and a lower rate environment. Absent an economic “hard landing” in the U.S., Matson expects improved trade dynamics in the second half of 2023 as the Transpacific marketplace transitions to a more normalized level of demand. Regardless of the economic environment, Matson operates the two fastest and most reliable ocean services and, as a result, the Company expects to continue to earn a significant rate premium to the SCFI.

In Guam, the Company’s container volume in the fourth quarter 2022 decreased 14.0 percent year-over-year primarily due to lower retail-related demand. In the near-term, the Company expects continued improvement in the Guam economy with increasing tourism and a low unemployment rate, but there are negative trends as a result of higher inflation, higher interest rates and the end of the pandemic-era stimulus helping personal income that creates uncertainty in the economic growth trajectory.

In Alaska, the Company’s container volume for the fourth quarter 2022 decreased 7.7 percent year-over-year due to (i) lower northbound volume primarily due to one less sailing and one less week and (ii) lower southbound volume primarily due to lower domestic seafood volume and one less week, partially offset by higher export seafood volume from Alaska-Asia Express (“AAX”). In the near-term, the Company expects the Alaska economy to benefit from low unemployment and increased energy-related exploration and production activity as a result of elevated oil prices, but there are negative trends as a result of higher inflation, higher interest rates and the end of the pandemic-era stimulus helping personal income that creates uncertainty in the economic growth trajectory.

The contribution in the fourth quarter 2022 from the Company’s SSAT joint venture investment was $1.0 million, or $20.3 million lower than the fourth quarter 2021. The decrease was primarily driven by lower other terminal revenue, lower lift volume and higher operating costs.

Logistics: In the fourth quarter 2022, operating income for the Company’s Logistics segment was $12.8 million, or $2.0 million lower compared to the level achieved in the fourth quarter 2021. The decrease was primarily due to a lower contribution from supply chain management consistent with lower demand in the Transpacific tradelane.

Results By Segment

Ocean Transportation — Three months ended December 31, 2022 compared with 2021

	Three Months Ended December 31,
(Dollars in millions)	2022	2021	Change
Ocean Transportation revenue	$633.0	$1,025.9	$(392.9)	(38.3)%
Operating costs and expenses	(553.2)	(565.2)	12.0	(2.1)%
Operating income	$79.8	$460.7	$(380.9)	(82.7)%
Operating income margin	12.6%	44.9%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	36,100	41,500	(5,400)	(13.0)%
Hawaii automobiles	10,800	10,600	200	1.9%
Alaska containers	17,900	19,400	(1,500)	(7.7)%
China containers	28,300	53,600	(25,300)	(47.2)%
Guam containers	4,900	5,700	(800)	(14.0)%
Other containers (2)	5,000	5,600	(600)	(10.7)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $392.9 million, or 38.3 percent, during the three months ended December 31, 2022, compared with the three months ended December 31, 2021. The decrease was primarily due to lower volume and average freight rates in China and lower volume in Hawaii, partially offset by higher fuel-related surcharge revenue.

On a year-over-year FEU basis, Hawaii container volume decreased 13.0 percent primarily due to lower retail- and hospitality-related demand and one less week; Alaska volume decreased 7.7 percent due to (i) lower northbound volume primarily due to one less sailing and one less week and (ii) lower southbound volume primarily due to lower domestic seafood volume and one less week, partially offset by higher export seafood volume from AAX; China volume was 47.2 percent lower primarily due to (a) lower demand for the CLX and CLX+ services, (b) the discontinuation of the CCX service in the third quarter 2022 and (c) one less week; Guam volume was 14.0 percent lower primarily due to lower retail-related demand; and Other containers volume decreased 10.7 percent.

Ocean Transportation operating income decreased $380.9 million during the three months ended December 31, 2022, compared with the three months ended December 31, 2021. The decrease was primarily due to lower volume and average freight rates in China and a lower contribution from SSAT, partially offset by lower operating costs and expenses primarily related to the discontinuation of the CCX service.

The Company’s SSAT terminal joint venture investment contributed $1.0 million during the three months ended December 31, 2022, compared to a contribution of $21.3 million during the three months ended December 31, 2021. The decrease was primarily driven by lower other terminal revenue, lower lift volume and higher operating costs.

Ocean Transportation — Year ended December 31, 2022 compared with 2021

	Years Ended December 31,
(Dollars in millions)	2022	2021	Change
Ocean Transportation revenue	$3,544.6	$3,132.8	$411.8	13.1%
Operating costs and expenses	(2,263.4)	(1,995.1)	(268.3)	13.4%
Operating income	$1,281.2	$1,137.7	$143.5	12.6%
Operating income margin	36.1%	36.3%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	148,500	157,600	(9,100)	(5.8)%
Hawaii automobiles	41,300	46,600	(5,300)	(11.4)%
Alaska containers	84,900	78,200	6,700	8.6%
China containers	163,100	184,800	(21,700)	(11.7)%
Guam containers	21,100	21,900	(800)	(3.7)%
Other containers (2)	22,500	20,200	2,300	11.4%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $411.8 million, or 13.1 percent, during the year ended December 31, 2022, compared with the year ended December 31, 2021. The increase was primarily due to higher average freight rates in China, higher fuel-related surcharge revenue and higher volume in Alaska, partially offset by lower volume in China and Hawaii.

On a year-over-year FEU basis, Hawaii container volume decreased 5.8 percent primarily due to lower retail-related demand and one less week; Alaska volume increased 8.6 percent due to (i) higher export seafood volume from AAX, (ii) higher northbound volume primarily due to higher retail-related demand and volume related to a competitor’s dry-docking, partially offset by one less week and (iii) higher southbound volume primarily due to higher domestic seafood volume; China volume was 11.7 percent lower primarily due to (a) lower demand for the CLX and CLX+ services and (b) one less week, partially offset by incremental volume on the CCX service; Guam volume decreased 3.7 percent primarily due to lower retail-related volume; and Other containers volume increased 11.4 percent.

Ocean Transportation operating income increased $143.5 million during the year ended December 31, 2022, compared with the year ended December 31, 2021. The increase was primarily due to higher freight rates in China and a higher contribution from SSAT, partially offset by lower volume in China, higher operating costs and expenses (including fuel-related expenses) primarily due to the CLX+ service and higher terminal handling costs.

The Company’s SSAT terminal joint venture investment contributed $83.1 million during the year ended December 31, 2022, compared to a contribution of $56.3 million during the year ended December 31, 2021. The increase was primarily driven by higher other terminal revenue.

Logistics — Three months ended December 31, 2022 compared with 2021

	Three Months Ended December 31,
(Dollars in millions)	2022	2021	Change
Logistics revenue	$168.6	$241.1	$(72.5)	(30.1)%
Operating costs and expenses	(155.8)	(226.3)	70.5	(31.2)%
Operating income	$12.8	$14.8	$(2.0)	(13.5)%
Operating income margin	7.6%	6.1%

Logistics revenue decreased $72.5 million, or 30.1 percent, during the three months ended December 31, 2022, compared with the three months ended December 31, 2021. The decrease was primarily due to lower transportation brokerage revenue.

Logistics operating income decreased $2.0 million, or 13.5 percent, during the three months ended December 31, 2022, compared with the three months ended December 31, 2021. The decrease was primarily due to a lower contribution from supply chain management consistent with lower demand in the Transpacific tradelane.

Logistics — Year ended December 31, 2022 compared with 2021

	Years Ended December 31,
(Dollars in millions)	2022	2021	Change
Logistics revenue	$798.4	$792.5	$5.9	0.7%
Operating costs and expenses	(726.0)	(742.7)	16.7	(2.2)%
Operating income	$72.4	$49.8	$22.6	45.4%
Operating income margin	9.1%	6.3%

Logistics revenue increased $5.9 million, or 0.7 percent, during the year ended December 31, 2022, compared with the year ended December 31, 2021. The increase was primarily due to higher revenue in freight forwarding, supply chain management and warehousing, partially offset by lower transportation brokerage revenue.

Logistics operating income increased $22.6 million, or 45.4 percent, during the year ended December 31, 2022, compared with the year ended December 31, 2021. The increase was primarily due to higher contributions from transportation brokerage and freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $32.6 million from $282.4 million at December 31, 2021 to $249.8 million at December 31, 2022, which excludes $518.2 million in cash and interest deposited in the Capital Construction Fund. Matson generated net cash from operating activities of $1,271.9 million during the year ended December 31, 2022, compared to $984.1 million during the year ended December 31, 2021. Capital expenditures totaled $209.3 million for the year ended December 31, 2022, compared with $325.3 million for the year ended December 31, 2021. Total debt decreased by $111.5 million during the year to $517.5 million as of December 31, 2022, of which $440.6 million was classified as long-term debt. As of December 31, 2022 Matson had available borrowings under its revolving credit facility of $642.1 million.

During the fourth quarter and full year 2022, Matson repurchased approximately 1.5 million shares and 5.0 million shares for a total cost of $101.9 million and $397.0 million, respectively. As of December 31, 2022, the Company had approximately 1.5 million shares remaining in its share repurchase program.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.31 per share payable on March 2, 2023 to all shareholders of record as of the close of business on February 9, 2023.

Teleconference and Webcast

A conference call is scheduled on February 21, 2023 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter and full year results.

Date of Conference Call:	Tuesday, February 21, 2023
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BIfcad646d67d34b738acd1592c030b6bc

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, volume and freight levels, retailers’ inventories, consumer demand levels, vessel capacity, vessel transit times, interest rates, inflation, economic uncertainty, trade dynamics, business conditions in the Transpacific marketplace, the rate environment, Matson’s rate premium to the Shanghai Containerized Freight Index, timing of return to normalized seasonality, economic growth and drivers in Hawaii, Alaska and Guam, tourism levels, unemployment rates, lift volume and other terminal revenue from SSAT, port congestion on the U.S. West Coast, timing and amount of capital expenditures, costs and timing of liquified natural gas installations on certain vessels, capital allocation plans, refleeting initiatives, energy-related exploration and product activity, oil prices, modal shifts and rail congestion, repayment of certain Title XI debt, contributions to the Capital Construction Fund, and Sand Island terminal upgrades. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per share amounts)	2022	2021	2022	2021
Operating Revenue:
Ocean Transportation	$633.0	$1,025.9	$3,544.6	$3,132.8
Logistics	168.6	241.1	798.4	792.5
Total Operating Revenue	801.6	1,267.0	4,343.0	3,925.3

Costs and Expenses:
Operating costs	(641.0)	(748.0)	(2,811.5)	(2,557.6)
Income from SSAT	1.0	21.3	83.1	56.3
Selling, general and administrative	(69.0)	(64.8)	(261.0)	(236.5)
Total Costs and Expenses	(709.0)	(791.5)	(2,989.4)	(2,737.8)

Operating Income	92.6	475.5	1,353.6	1,187.5
Interest income	6.9	—	8.2	—
Interest expense	(3.7)	(4.7)	(18.0)	(22.6)
Other income (expense), net	2.2	1.7	8.5	6.4
Income before Taxes	98.0	472.5	1,352.3	1,171.3
Income taxes	(20.0)	(78.0)	(288.4)	(243.9)
Net Income	$78.0	$394.5	$1,063.9	$927.4

Basic Earnings Per Share	$2.11	$9.51	$27.28	$21.67
Diluted Earnings Per Share	$2.10	$9.39	$27.07	$21.47

Weighted Average Number of Shares Outstanding:
Basic	36.9	41.5	39.0	42.8
Diluted	37.2	42.0	39.3	43.2

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In millions)	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$249.8	$282.4
Other current assets	509.8	422.1
Total current assets	759.6	704.5
Long-term Assets:
Investment in SSAT	81.2	58.7
Property and equipment, net	1,962.5	1,878.3
Goodwill	327.8	327.8
Intangible assets, net	174.9	181.1
Capital Construction Fund	518.2	—
Other long-term assets	505.8	542.7
Total long-term assets	3,570.4	2,988.6
Total assets	$4,330.0	$3,693.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$76.9	$65.0
Other current liabilities	504.7	547.4
Total current liabilities	581.6	612.4
Long-term Liabilities:
Long-term debt, net of deferred loan fees	427.7	549.7
Deferred income taxes	646.5	425.2
Other long-term liabilities	377.3	438.4
Total long-term liabilities	1,451.5	1,413.3

Total shareholders’ equity	2,296.9	1,667.4
Total liabilities and shareholders’ equity	$4,330.0	$3,693.1

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
(In millions)	2022	2021	2020
Cash Flows From Operating Activities:
Net income	$1,063.9	$927.4	$193.1
Reconciling adjustments:
Depreciation and amortization	141.3	135.9	114.9
Amortization of operating lease right of use assets	153.0	103.3	74.8
Deferred income taxes	90.2	33.2	52.1
(Gain) Loss on disposal of property and equipment	(1.5)	(0.8)	2.8
Share-based compensation expense	18.3	19.3	18.8
Income from SSAT	(83.1)	(56.3)	(26.3)
Distributions from SSAT	47.3	46.9	55.4
Changes in assets and liabilities:
Accounts receivable, net	74.6	(90.3)	(48.0)
Deferred dry-docking payments	(25.7)	(36.3)	(16.8)
Deferred dry-docking amortization	24.9	24.3	25.1
Prepaid expenses and other assets	(45.2)	(48.1)	21.9
Accounts payable, accruals and other liabilities	(31.7)	39.6	44.8
Operating lease liabilities	(154.1)	(99.7)	(75.9)
Other long-term liabilities	(0.3)	(14.3)	(6.9)
Net cash provided by operating activities	1,271.9	984.1	429.8

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(62.4)	(14.9)	(87.8)
Other capital expenditures	(146.9)	(310.4)	(104.5)
Proceeds from disposal of property and equipment, and other	(1.8)	1.9	15.3
Cash and interest deposits into Capital Construction Fund	(582.8)	(31.2)	(132.4)
Withdrawals from Capital Construction Fund	64.6	31.2	132.4
Net cash used in investing activities	(729.3)	(323.4)	(177.0)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	—	—	325.5
Repayments of debt	(111.5)	(59.3)	(216.5)
Proceeds from revolving credit facility	—	304.3	648.0
Repayments of revolving credit facility	—	(376.1)	(955.3)
Payment of financing costs	—	(3.0)	(18.5)
Proceeds from issuance of common stock	—	—	0.1
Dividends paid	(48.0)	(45.9)	(39.2)
Repurchase of Matson common stock	(397.0)	(198.3)	—
Tax withholding related to net share settlements of restricted stock units	(20.1)	(14.4)	(5.6)
Net cash used in financing activities	(576.6)	(392.7)	(261.5)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(34.0)	268.0	(8.7)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Year	287.7	19.7	28.4
Cash, Cash Equivalents and Restricted Cash, End of the Year	$253.7	$287.7	$19.7

Reconciliation of Cash, Cash Equivalents, and Restricted Cash, at End of the Year:
Cash and Cash Equivalents	$249.8	$282.4	$14.4
Restricted Cash	3.9	5.3	5.3
Total Cash, Cash Equivalents and Restricted Cash, End of the Year	$253.7	$287.7	$19.7

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$16.2	$19.3	$26.2
Income tax paid, net of income tax refunds	$215.2	$241.6	$(16.1)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$5.5	$6.4	$24.7

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

EBITDA RECONCILIATION

		Three Months Ended
		December 31,
(In millions)		2022	2021	Change
Net Income		$78.0	$394.5	$(316.5)
Subtract:	Interest income	(6.9)	—	(6.9)
Add:	Interest expense	3.7	4.7	(1.0)
Add:	Income taxes	20.0	78.0	(58.0)
Add:	Depreciation and amortization	35.3	34.2	1.1
Add:	Dry-dock amortization	6.3	6.3	—
EBITDA (1)		$136.4	$517.7	$(381.3)

		Years Ended
		December 31,
(In millions)		2022	2021	Change
Net Income		$1,063.9	$927.4	$136.5
Subtract:	Interest income	(8.2)	—	(8.2)
Add:	Interest expense	18.0	22.6	(4.6)
Add:	Income taxes	288.4	243.9	44.5
Add:	Depreciation and amortization	139.2	132.1	7.1
Add:	Dry-dock amortization	24.9	24.3	0.6
EBITDA (1)		$1,526.2	$1,350.3	$175.9

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.